Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PMV PHARMACEUTICALS, INC.

PMV Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is PMV Pharmaceuticals, Inc. The Corporation was originally incorporated under the name “PJ Pharmaceuticals, Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 2013, an Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on each of December 10, 2013, May 30, 2014, and October 24, 2014, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on each of July 26, 2013, November 25, 2014, February 17, 2017, and November 8, 2019.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by David H. Mack, a duly authorized officer of the Corporation, effective as of July 16, 2020.

/s/ David H. Mack
David H. Mack
President

EXHIBIT A

ARTICLE I

The name of the Corporation is PMV Pharmaceuticals, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, DE 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The Corporation is authorized to issue 350,217,456 shares of capital stock in the aggregate. The capital stock of this Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock the Corporation is authorized to issue is 201,747,258, $0.00001 par value per share (the “Common Stock”). The number of shares of Preferred Stock the Corporation is authorized to issue is 148,470,198, $0.00001 par value per share, 8,729,029 of which shall be designated as Series Seed Preferred Stock (“Series Seed Preferred Stock”), 42,526,138 of which shall be designated as Series A Preferred Stock (“Series A Preferred Stock”), 40,396,799 of which shall be designated as Series B Preferred Stock (“Series B Preferred Stock”), 28,798,050 of which shall be designated as Series C Preferred Stock (“Series C Preferred Stock”), and 28,020,182 of which shall be designated as Series D Preferred Stock (“Series D Preferred Stock”).

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean $0.3517 per share for the Series Seed Preferred Stock, $0.7078 per share for the Series A Preferred Stock, $1.8251 per share for the Series B Preferred Stock, $2.1485 per share for the Series C Preferred Stock, and $2.4982 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean PMV Pharmaceuticals, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of Common Stock, voting as a separate class, and the Preferred Majority.

(e) “Dividend Rate” shall mean an annual rate of $0.028136 per share for the Series Seed Preferred Stock, an annual rate of $0.056624 per share for the Series A Preferred Stock an annual rate of $0.146008 per share for the Series B Preferred Stock, an annual rate of $0.171880 per share for the Series C Preferred Stock and an annual rate of $0.199856 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Investor” shall have the meaning given to such term in the Purchase Agreement.

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $0.3517 per share for the Series Seed Preferred Stock, $0.7078 per share for the Series A Preferred Stock, $1.8251 per share for the Series B Preferred Stock, $2.1485 per share for the Series C Preferred Stock, and $2.4982 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Majority” shall mean the holders in the aggregate of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(j) “Preferred Stock” shall mean the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(k) “Purchase Agreement” shall mean that certain Series D Preferred Stock Purchase Agreement by and between the Corporation and the Investors listed on Exhibit A thereto, dated on or about the date hereof.

(l) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m) “Series C Majority” shall mean the holders in the aggregate of a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class.

(n) “Series D Majority” shall mean the holders in the aggregate of at least 60% of the then outstanding shares of Series D Preferred Stock, voting together as a separate class.

(o) “Voting Agreement” shall mean that certain Amended and Restated Voting Agreement entered into by and between the Corporation and Voting Parties listed on Exhibits A and B thereto, dated on or about the date hereof.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding on a pari passu basis in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then-effective Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, including a majority of the directors designated by the holders of Preferred Stock (the “Preferred Directors”).

(d) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, solely to the extent the same may be applicable to the Corporation, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the Preferred Majority.

(e) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series; provided that (i) with respect to the Series A Preferred Stock such waiver shall be based only upon the consent or vote of the holders in the aggregate of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the “Series A Majority”) and (ii) with respect to the Series D Preferred Stock such waiver shall be based only upon the consent or vote of the Series D Majority.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Original Issue Price specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate. Notwithstanding the foregoing, the aggregate distributions made pursuant to Sections 3(a) and 3(b) with respect to any share of Preferred Stock shall not exceed the greater of (i) an amount equal to two times the Original Issue Price for that share of Preferred Stock plus any declared but unpaid dividends (if any) on such share of Preferred Stock or (ii) the amount such holder would have received if all shares of Preferred Stock were deemed to have been converted into Common Stock as of immediately prior to such liquidation, dissolution or winding up of the Corporation, taking into account the distribution of Total Proceeds, as defined below, upon the satisfaction of contingencies, pursuant to Section 3(d).

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of

Preferred Stock, subject to Section 3(d) below. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in such liquidation, dissolution or winding up of the Corporation pursuant to Sections 3(a) and 3(b) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in such liquidation, dissolution or winding up of the Corporation with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

(d) Contingent Consideration. In the event of a deemed liquidation, dissolution or winding up of the Corporation, if any portion of the consideration payable to the Corporation or to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”): (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b) above as if the Initial Consideration were the only consideration payable in connection with such deemed liquidation, dissolution or winding up of the Corporation, and (ii) any Additional Consideration which becomes payable to the Corporation or to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b) above after taking into account the previous payment of the Initial Consideration as part of the same transaction, and any definitive agreement for such transaction (a “Liquidation Transaction Agreement”) shall provide therefor. Initial Consideration and all Additional Consideration that becomes payable shall be known herein collectively as “Total Proceeds”. For the purposes of this Section 3(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such deemed liquidation, dissolution or winding up of the Corporation shall be deemed to be Additional Consideration.

(e) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall mean, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for bona fide capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the total assets or intellectual property assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of the Preferred Majority, the Series C Majority and the Series D Majority.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the Preferred Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date for Initial Consideration shall be deemed to be the date such transaction closes and the Distribution date for Additional Consideration shall be the date such payments are released to stockholders following the satisfaction of the applicable contingencies, unless otherwise specified in any Liquidation Transaction Agreement approved by the Preferred Majority.

For the purposes of this subsection 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, NYSE MKT or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights and obligations as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate offering price (prior to underwriting discounts, commissions and expenses) is not less than $40,000,000 and the initial offering price to the public is at least $2.4982 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like) and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market or the New York Stock Exchange (a “Qualified IPO”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of the Preferred Majority, the Series C Majority and the Series D Majority, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements in an amount equal to the greater of: (i) 6,784,657; or (ii) the amount as may be approved by the Board of Directors and the holders of the Preferred Majority;

(3) shares of Common Stock upon the exercise or conversion of Options or Convertible Securities that are (i) outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation or (ii) issued or deemed to be issued following the date of this Amended and Restated Certificate of Incorporation and that are excluded from the definition of Additional Shares of Common pursuant to any provision of this Section 4(d)(i);

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(5) shares of Common Stock issued or issuable in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including a majority of the Preferred Directors;

(7) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors; provided that the exclusion provided for in this paragraph (7) shall not include shares of Common Stock issued or issuable pursuant to convertible debt securities and accompanying warrants, the majority of which are issued to then existing stockholders of the Corporation; and

(8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including a majority of the Preferred Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including

Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors, including a majority of the Preferred Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate and Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate and Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment, provided that (i) any such waiver with respect to shares of Series A Preferred Stock shall be made only by the consent or vote of the Series A Majority and (ii) any such waiver with respect to shares of Series D Preferred Stock shall be made only by the consent or vote of the Series D Majority. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of Preferred Majority.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. The holders of Preferred Stock, voting as a separate class, shall be entitled to elect four members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and the holders of Preferred Stock, voting together as a single class on an as converted to Common Stock basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders in the aggregate of a majority of the then outstanding stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes. So long as at least 29,682,664 of all originally issued shares of Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of the Preferred Majority (in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the Corporation) either directly or indirectly, by amendment, merger, consolidation, reclassification or otherwise:

(a) effect any merger, liquidation, dissolution or winding up of the Corporation or any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(e);

(b) amend, alter, waive or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation if such amendment, alteration, waive or repeal would amend, alter, waive or repeal the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock or any series thereof;

(c) authorize or create or issue or obligate itself to issue any class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(d) increase or decrease the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(e) declare or pay any Distribution with respect to the Common Stock or Preferred Stock of the Corporation;

(f) authorize, incur or create any indebtedness (including any debt securities convertible into or exercisable for any equity security of the Corporation) in any single transaction or series of related transactions having an aggregate principal amount in excess of $500,000 or if the issuance of such indebtedness would result in the Corporation’s cumulative indebtedness exceeding $2,000,000 in the aggregate;

(g) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or dispose of any capital stock or all or substantially all of the assets of any subsidiary;

(h) increase or decrease the size of the Board of Directors;

(i) sell, assign, license, pledge, or encumber any material assets of the Corporation, other than licenses granted in the ordinary course of business;

(j) enter into any interested party transaction, unless approved by the Board, including the approval of (i) a majority of the disinterested directors and (ii) a majority of the Preferred Directors if at least a majority of Preferred Directors are disinterested or, if only one Preferred Director is disinterested, such disinterested Preferred Director, if any;

(k) establish or amend (including any increase in the number of shares subject to issuance thereunder) any stock plan or other similar equity incentive arrangement for the benefit of employees or other service providers unless approved by the Board of Directors including a majority of the Preferred Directors;

(l) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(m) cause, authorize or permit any subsidiary to take any of the foregoing actions; or

(n) amend this Section 6.

7. Series A Protective Provisions. So long as at least 8,505,228 shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation, reclassification or otherwise, amend, alter or repeal any provision of this Corporation’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences or privileges of the Series A Preferred Stock but not so adversely affect the rights, preferences, and privileges of the other series of Preferred Stock in the same manner without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series A Majority.

8. Series B Protective Provisions. So long as at least 8,079,360 shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation, reclassification or otherwise, amend, alter or repeal any provision of this Corporation’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences or privileges of the Series B Preferred Stock but not so adversely affect the rights, preferences, and privileges of the other series of Preferred Stock in the same manner without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series B Preferred Stock.

9. Series C Protective Provisions. So long as at least 5,759,610 shares of Series C Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Corporation shall not, without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series C Majority, either directly or indirectly, by amendment, merger, consolidation, reclassification or otherwise:

(a) amend, waive, alter or repeal any provision of this Corporation’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences or privileges of the Series C Preferred Stock but not so adversely affect the rights, preferences, and privileges of the other series of Preferred Stock in the same manner; or

(b) effect any liquidation, dissolution or winding up of the Corporation or any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(e) unless each share of Series C Preferred Stock receives at least the Original Issue Price of the Series C Preferred Stock in any such transaction (exclusive of any contingent consideration).

10. Series D Protective Provisions. So long as at least 5,604,035 of the shares of Series D Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Corporation shall not, without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series D Majority, either directly or indirectly, by amendment, merger, consolidation, reclassification or otherwise:

(a) amend, waive, alter or repeal any provision of this Corporation’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the series-specific rights, preferences or privileges of the Series D Preferred Stock (it being agreed that any amendment, waiver, alteration or repeal of the definition of “Series D Majority”, Section 2(e)(ii), any waiver of the Series D Preferred Stock’s Liquidation Rights in Section 3 in connection with any liquidation, dissolution or winding up of the Corporation, or any amendment, waiver, alteration or repeal of Section 4(j)(ii) that results in a disproportionate effect on the Series D Preferred Stock would adversely alter such rights, preferences or privileges of the Series D Preferred Stock); or

(b) effect any liquidation, dissolution or winding up of the Corporation or any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(e) unless each share of Series D Preferred Stock receives at least the Original Issue Price of the Series D Preferred Stock in any such transaction (exclusive of any contingent consideration).

11. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

12. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PMV PHARMACEUTICALS, INC.

PMV Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is PMV Pharmaceuticals, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State (“SOS”) of Delaware on March 19, 2013. The Corporation’s most recent Amended and Restated Certificate of Incorporation was filed with the SOS on July 16, 2020 (the “Restated Certificate”).

2. This Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Restated Certificate.

3. The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.

4. ARTICLE IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Immediately upon the filing of this Certificate of Amendment, each 5.2651 outstanding shares of Common Stock, each 5.2651 outstanding shares of Series Seed Preferred Stock, each 5.2651 outstanding shares of Series A Preferred Stock, each 5.2651 outstanding shares of Series B Preferred Stock, each 5.2651 outstanding shares of Series C Preferred Stock and each 5.2651 outstanding shares of Series D Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series Seed Preferred Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock and one (1) share of Series D Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole number. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The Corporation is authorized to issue 66,516,771 shares of capital stock in the aggregate. The capital stock of this Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock the Corporation is authorized to issue is 38,317,839, $0.00001 par value per share

(the “Common Stock”). The number of shares of Preferred Stock the Corporation is authorized to issue is 28,198,932, $0.00001 par value per share, 1,657,903 of which shall be designated as Series Seed Preferred Stock (“Series Seed Preferred Stock”), 8,076,985 of which shall be designated as Series A Preferred Stock (“Series A Preferred Stock”), 7,672,560 of which shall be designated as Series B Preferred Stock (“Series B Preferred Stock”), 5,469,611 of which shall be designated as Series C Preferred Stock (“Series C Preferred Stock”), and 5,321,870 of which shall be designated as Series D Preferred Stock (“Series D Preferred Stock”).”

*    *    *

IN WITNESS WHEREOF, PMV PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 18th day of September, 2020.

PMV PHARMACEUTICALS, INC.

By:	/s/ David Mack, Ph.D.
David Mack, Ph.D.
President and Chief Executive Officer